Exhibit 10.4

AMERICAN RESIDENTIAL PROPERTIES, INC.

EMPLOYMENT AGREEMENT

(SHANT KOUMRIQIAN)

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and between AMERICAN RESIDENTIAL PROPERTIES, INC., a Maryland corporation (hereinafter referred to as the “Company”), and SHANT KOUMRIQIAN (hereinafter referred to as the “Executive”) and is effective as of the Effective Date defined in Section 1 below.

WHEREAS, the Company has hired the Executive to serve in the capacity as the Company’s Chief Financial Officer and Treasurer pursuant to the terms of an offer letter dated October 10, 2012, and the Company and the Executive now wish to enter into this Agreement setting forth the terms and conditions of the Executive’s employment by the Company. This Agreement shall be the only agreement between the Company and the Executive regarding the terms and conditions of the Executive’s employment by the Company. The offer letter dated October 10, 2012, is superseded and replaced in its entirety by this Agreement.

Accordingly, the parties hereto agree as follows:

1. Term. The Company hereby employs the Executive and the Executive hereby accepts such employment on the terms and conditions set forth in this Agreement commencing as of October 15, 2012 (the “Effective Date”). The term of this Agreement shall end on December 31, 2015, unless sooner terminated in accordance with the provisions of Section 4 (the period during which the Executive is employed hereunder being hereinafter referred to as the “Term”). The Term shall be subject to automatic one (1) year renewals unless notice of non-renewal is provided between the parties in accordance with the notice provisions of Section 7.6, at least ninety (90) days prior to the end of any such Term (a “Non-Renewal”).

2. Duties. The Executive, in his capacity as Chief Financial Officer and Treasurer of the Company, shall faithfully perform for the Company the duties of said office and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the Chief Executive Officer of the Company (the “Chief Executive Officer”) and the Board of Directors of the Company (the “Board”). Such duties may include, without limitation, the performance of services for, and serving as an officer or director of, any subsidiary of the Company without any additional compensation. The Executive shall devote substantially all of the Executive’s business time and effort to the performance of the Executive’s duties hereunder. Provided that the following activities do not interfere with the Executive’s duties to the Company and provided that the following activities do not violate the Executive’s covenant against competition as described at Section 6.2 hereof, during the Term the Executive may perform personal, charitable and other business activities, including, without limitation, serving as a member of one or more boards of directors of charitable or other professional organizations, and may serve on the boards of directors of other business organizations that are not engaged in any aspect of the residential real estate industry, provided, however, that service on the boards of directors of other business organizations shall require the consent of the Board.

3. Compensation.

3.1 Salary. The Company shall pay the Executive during the Term a salary at the rate of Three Hundred Twenty Five Thousand and No/00 Dollars ($325,000) per annum (the “Annual Salary”), in accordance with the customary payroll practices of the Company applicable to senior executives generally. The Annual Salary may be increased from time to time by an amount and on such conditions as may be approved by the Board or the Compensation Committee of the Board (the “Compensation Committee”), and upon such increase, the increased amount shall thereafter be deemed to be the Annual Salary. Annual Salary will be paid in monthly or semi-monthly installments as determined by the Board, and no Annual Salary will be paid later than 75 days after the conclusion of any calendar year in which such Annual Salary is deemed earned and payable to the Executive.

3.2 Cash and Equity Bonus Compensation; Initial Awards.

(a) Annual Bonus and Other Discretionary Awards. The Executive will be eligible to receive annual cash bonuses (each an “Annual Bonus”) upon approval by the Compensation Committee in its discretion. The Compensation Committee shall approve a target level (the “Target Level”) each year for the Annual Bonus within 60 days after the beginning of the applicable year. The initial Target Level will be equal to 75% of the Annual Salary, subject to approval by the Compensation Committee in its discretion. Each Annual Bonus will be paid within 60 days after the end of the fiscal year to which such Annual Bonus relates. Additionally, the Executive will be eligible to participate in the Company’s 2012 Equity Incentive Plan, as amended (the “2012 Equity Incentive Plan”) and any subsequent equity incentive plan approved by the Board (each and any of the foregoing is a “Company Incentive Plan”) for equity bonus compensation (any equity compensation granted to the Executive by the Company, whether under this Agreement, a Company Incentive Plan or otherwise approved by the Board, and whether in the form of restricted stock, stock options, long-term incentive plan units, stock appreciation rights or other equity or equity-linked awards, is, collectively, “Equity Compensation”). The terms of any Annual Bonus, any other bonus or Equity Compensation will be established by the Compensation Committee.

(b) Initial Equity Grant. On November 7, 2012, the Company granted the Executive 5,000 LTIP Units under the 2012 Equity Incentive Plan with a grant date of November 7, 2012. These LTIP Units will be subject to forfeiture restrictions that will lapse in equal 1/3 installments on each of the first three anniversaries of the date of grant; namely, on November 7, 2013, November 7, 2014 and November 7, 2015.

(c) IPO Equity Grant. Upon completion of an initial public offering of the Company’s common stock (an “IPO”), the Company will grant the Executive a number of LTIP Units or shares of restricted stock, at the election of the Executive, under the 2012 Equity Incentive Plan equal to the lesser of (i) 10% of the number of shares added to the 2012 Equity Incentive Plan as a result of the Company’s private offerings of common stock completed in December 2012 and January 2013 and the IPO and (ii) that number of shares having an aggregate market value of $1.1 million based on the public offering price of the Company’s common stock in the IPO. These LTIP Units or shares of restricted stock, as applicable, will be subject to forfeiture restrictions that will lapse in equal 1/3 installments on each of the first three anniversaries of the date of grant, subject to the Executive’s continued employment and accelerated vesting as provided in Sections 4.1(c)(ii) and 5(b)(iii) of this Agreement to the extent the conditions for such accelerated vesting set forth in Section 4 or Section 5, as applicable, are satisfied.

3.3 Benefits - In General. The Executive shall be permitted during the Term to participate in any group life, hospitalization or disability insurance plan, health program, pension and profit sharing plan, 401(k) plan, relocation program and similar benefits that may be available to other senior executives of the Company generally, on the same terms as may be applicable to such other executives (except as otherwise provided in this Section 3), in each case to the extent that the Executive is eligible under the terms of such plans or programs.

3.4 Paid Time Off. The Executive shall be entitled to no fewer than twenty (20) days of paid time off per year, plus Company-scheduled holidays. Any unused days of paid time off will be forfeited at the end of the year.

3.5 Disability Benefits and Life Insurance. To the extent the Company’s group life and disability insurance plans do not provide this level of benefits, the Executive shall be entitled to additional benefits so that his long-term disability coverage provides benefits (to continue for such period as is provided in the applicable disability plan or program, as amended from time to time, and with waiting periods and pre-existing condition exceptions waived to the extent such coverage is available on commercially reasonable terms) equal to seventy-five percent (75%) of his Annual Salary in the case of a covered disability, and life insurance coverage with a face amount equal to $1,000,000. Premiums on all primary or supplemental disability insurance policies and group life insurance provided by the Company under this Agreement shall be paid by the Company, provided that the value of such premiums shall be taxed as income to the Executive.

3.6 Expenses. The Company shall pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred and, in the case of reimbursement, actually paid by the Executive during the Term in connection with the performance of the Executive’s services under this Agreement, provided that the Executive shall submit such expenses in accordance with the policies applicable to senior executives of the Company generally.

3.7 Housing Allowance and Air Travel Reimbursement. The Company will provide the Executive with a corporate housing allowance of $2,000 per month for the first ten (10) months of the Term. In addition, the Company will reimburse the Executive for the actual cost of one round-trip economy class flight between Phoenix and Los Angeles, together with related parking costs, every other weekend during the first ten (10) months of the Term. The Company will reimburse the Executive for the real estate commission for the sale of the Executive’s home in Glendale, California and will pay for moving the Executive’s household goods and furnishings from that home to a new home of the Executive located within 50 miles of the Company’s headquarters.

3.8 Earned and Accrued Bonus. For purposes of this Agreement, with respect to “Earned and Accrued Bonus” payments to be made to the Executive in connection with the termination of his employment, Annual Bonus payments and other cash bonus payments and Equity Compensation awards shall be deemed to be “earned and accrued” (a) if the Executive is employed with the Company as of the date of the last day of the period for which a bonus payment shall be made or for which Equity Compensation is vested, if the Executive is employed with the Company as of the date such vested award or vesting is scheduled to occur; and (b) to the extent that the criteria or performance goals for determining the amount of such payment or award are objective and measurable criteria, and such objective and measurable criteria have been satisfied or achieved. Earned and Accrued Bonus specifically includes, without limitation, any bonus payments payable to Executive under any approved bonus plan or arrangement and any Equity Compensation that is awarded and vested. A pro rated portion of any Annual Bonus for the year in which termination occurs based on the Target Level for the year in which the termination occurs and the portion of the year that has elapsed as of the date of termination shall be deemed to be “earned and accrued” in the event of any termination of the Executive’s employment, other than termination by the Company for “Cause” (as defined below) or resignation by the Executive without “Good Reason” (as defined below).

3.9 Acceleration of Rights upon Change in Control. Upon the occurrence of a “Change in Control” (as such term is defined in the 2012 Equity Incentive Plan, as amended and in effect as of the Effective Date hereof), all Equity Compensation awarded to the Executive under this Agreement, to the extent not vested as of the date of the Change in Control or to the extent that any such award is subject to forfeiture restrictions as of the date of the Change in Control, shall, immediately prior to the effectiveness of the Change in Control, be deemed vested and all forfeiture restrictions shall lapse (treating any applicable performance criteria as fully satisfied). Notwithstanding the foregoing, to the extent necessary for the Executive to avoid taxes and/or penalties under Section 409A of the Internal Revenue Code of 1986, as amended (the “Tax Code”), a Change in Control shall not be deemed to occur unless it constitutes a “change in control event” within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations promulgated under Section 409A of the Tax Code.

4. Termination of Employment. The Company may terminate the Executive’s employment with or without Cause (as defined herein below). The Executive may terminate the Executive’s employment with the Company for Good Reason (as defined herein below) or without Good Reason. The Company or the Executive may terminate the Executive’s employment upon the Executive’s disability as provided in Section 4.1, or by Non-Renewal. The survival provisions of this Agreement described at Section 7.15 contemplate without limitation that, upon the termination of his employment, the Executive shall be subject to the provisions of the Covenant Against Competition set forth in Section 6.2.

4.1 Termination upon the Executive’s Death or Disability.

(a) If the Executive dies during the Term, the obligations of the Company to or with respect to the Executive shall terminate in their entirety except as otherwise provided in this Section 4.1 and except for the surviving provisions of this Agreement as described at Section 7.15.

(b) If the Executive becomes eligible for disability benefits under the Company’s long-term disability plans and arrangements (or, if none applies, would have been so eligible under a competitive plan as reasonably determined by the Compensation Committee), the Company or the Executive shall have the right, to the extent permitted by law, to terminate the employment of the Executive upon at least ninety (90) days’ prior written notice to the other party, provided that the Company shall not have the right to terminate the Executive’s employment in accordance with this Section 4.1(b) if, (i) in the opinion of a qualified physician reasonably acceptable to both parties, it is reasonably certain that the Executive will be able to resume his or her duties on a regular full-time basis within one hundred eighty (180) days of the date that the notice of such termination is delivered, and (ii) upon the expiration of such one hundred eighty (180) day period, the Executive has resumed his or her duties on a regular full-time basis.

(c) Upon the Executive’s death or the termination of the Executive’s employment by virtue of disability, all of the following shall apply:

(i) the Executive, or the Executive’s estate or beneficiaries in the case of the death of the Executive, shall have no right to receive any compensation or benefit hereunder on and after the effective date of the termination of employment, except that the Company shall reimburse, on a monthly basis, Executive’s COBRA premium under the Company’s major medical group health and dental plan (including the costs of the Executive’s premium required to maintain coverage for his dependents) for a period of 18 months after such termination or the expiration of the period in which COBRA coverage must be provided, whichever is less. The Executive, or the Executive’s estate or beneficiaries in the case of the death of the Executive, shall be entitled to receive the Executive’s Annual Salary and other benefits that are earned and accrued under this Agreement prior to the date of such termination, the Executive’s Earned and Accrued Bonuses, vesting of or lapsing of any forfeiture restrictions on any Equity Compensation as provided in clause (ii) below, reimbursement under this Agreement for expenses incurred prior to the date of such termination; provided, that if the Executive is a “specified employee” within the meaning of Section 409A of the Tax Code, any payments of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)), shall not commence until the first day of the seventh month beginning after the date of the Executive’s “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), or, if earlier, within 15 days after the appointment of the personal representative or executor of the Executive’s estate following his or her death if a delay in payment is required, to avoid the imposition of the additional 20% tax under Section 409A of the Tax Code (and in the case of installment payments, the first payment shall include all installment payments required by this subsection that otherwise would have been made during such period). If no deferral is required pursuant to the preceding sentence, the payment will be made within five (5) business days after the Date of Termination;

(ii) all of the Equity Compensation previously awarded to the Executive, to the extent not vested or to the extent subject to forfeiture restrictions, as of the date of the termination of the Executive’s employment, shall immediately be deemed vested and all forfeiture restrictions shall immediately lapse (treating any applicable performance criteria as fully satisfied), and any outstanding options to acquire shares of Company stock shall immediately be vested and shall be, as determined in the discretion of the Board, either (A) exercisable by the Executive or, in the case of the Executive’s death, by the beneficiaries of

Executive’s estate, for one (1) year following the termination (or, if shorter, the balance of the regular term of the options), or (B) cashed out or cancelled, as if in accordance with a Change in Control event, pursuant to the terms set forth in Section 15.03 of the 2012 Equity Incentive Plan as in effect on the Effective Date hereof; and

(iii) this Agreement shall otherwise terminate and there shall be no further rights with respect to the Executive hereunder except for the surviving provisions of this Agreement as provided in Section 7.15. The payments to be made in this Section 4.1(c) shall be in addition to, rather than in lieu of, the entitlement of Executive or his estate to any other insurance or benefit proceeds as a result of his death or disability.

4.2 Termination by the Company for Cause. The Company may terminate the Executive’s employment at any time for “Cause” if any of the following have occurred:

(a) the Executive’s conviction for (or pleading guilty or nolo contendere to) any felony, or a misdemeanor involving moral turpitude;

(b) the Executive’s indictment for any felony or misdemeanor involving moral turpitude, if such indictment is not discharged or otherwise resolved within eighteen (18) months;

(c) the Executive’s commission of an act of fraud, theft, dishonesty or breach of fiduciary duty related to the Company, its Business (as defined in Section 6.1) or the performance of the Executive’s duties hereunder;

(d) the continuing failure or habitual neglect by the Executive to perform the Executive’s duties hereunder, except that, if such failure or neglect is curable, the Executive shall have thirty (30) days from his receipt of a notice of such failure or neglect to cure such condition and, if the Executive does so to the reasonable satisfaction of the Board (such cure opportunity being available only once), then such failure or neglect shall not constitute Cause hereunder;

(e) any violation by the Executive of the Restrictive Covenants set forth in Section 6 except that, if such violation is not willful and is curable, the Executive shall first have thirty (30) days from his receipt of notice of such violation to cure such condition and, if the Executive does so to the reasonable satisfaction of the Board, such violation shall not constitute Cause hereunder; or

(f) the Executive’s material breach of this Agreement, except that, if such breach is curable, the Executive shall first have thirty (30) days from his receipt of such notice of such breach to cure such breach and, if the Executive does so to the reasonable satisfaction of the Board, such breach shall not constitute Cause hereunder.

If the Company terminates the Executive’s employment for Cause, the Executive shall have no right to receive any compensation or benefit hereunder on and after the effective date of the termination of employment, except that the Executive shall be entitled to receive the Executive’s Annual Salary, and other benefits that are earned and accrued under this Agreement prior to the date of termination, any Earned and Accrued Bonus, and reimbursement under this Agreement for expenses incurred prior to the date of termination, provided, however, that if the Company terminates the Executive’s employment for Cause specifically pursuant to Section 4.2(a), (b), or (c) above, then no Earned and Accrued Bonus shall be payable hereunder. This Agreement shall otherwise terminate upon such termination of employment and the Executive shall have no further rights or obligations hereunder except for the surviving provisions of this Agreement as described at Section 7.15.

4.3 Termination by the Company without Cause. The Company may terminate the Executive’s employment at any time without Cause upon sixty (60) days prior written notice to the Executive. If the Company terminates the Executive’s employment without the occurrence of any of the events constituting Cause and the termination is not due to the Executive’s death or disability or is not a Non-Renewal, then the termination by the Company is without Cause. If the Company terminates the Executive’s employment without Cause, then the Severance Package provisions of Section 5 shall apply, and this Agreement shall otherwise terminate and the Executive shall have no further rights or obligations hereunder except for the surviving provisions of this Agreement as described at Section 7.15.

4.4 Termination of Employment by the Executive for Good Reason. Subject to the notice and cure provisions set forth below, the Executive may terminate the Executive’s employment with the Company for Good Reason and receive the Severance Package provisions of Section 5 if any of the following have occurred without the Executive’s written consent (“Good Reason”):

(a) any material diminution in the Executive’s title, authorities, duties or responsibilities (including without limitation the assignment of duties inconsistent with his position, or a significant adverse alteration of the nature or status of his responsibilities, or a significant adverse alteration of the conditions of his employment);

(b) any requirement that the Executive report to a corporate officer or employee of the Company other than the President and/or the Chief Executive Officer;

(c) after there has occurred a Change in Control, any of the following has occurred: (i) a duplication with other Company personnel of the Executive’s title, authorities, duties or responsibilities; (ii) a significant reduction in the budget over which the Executive retains authority; (iii) or a duplication with other Company personnel of the title, authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, specifically including a requirement that the Executive report to a corporate officer or employee other than the President and/or the Chief Executive Officer;

(d) any material reduction of the Executive’s Annual Salary;

(e) the Company’s material breach of this Agreement; or

(f) a determination by the Company to relocate its corporate headquarters to a new location that is more than fifty (50) miles from the current address of the Company’s corporate headquarters in Scottsdale, Arizona.

Notwithstanding the forgoing, the Executive shall not be deemed to have terminated this Agreement for Good Reason unless: (y) the Executive terminates this Agreement no later than six (6) months following the initial existence of the above referenced event or condition which is the basis for such termination (it being understood that each instance of any such event shall constitute a separate basis for such termination and a separate event or condition occurring on the date of such instance for purposes of calculating the six- (6)-month period); and (z) the Executive provides to the Company a written notice of the existence of the above referenced event or condition which is the basis for the termination within sixty (60) days following the initial existence of such event or condition, and the Company fails to remedy such event or condition within 30 days following the receipt of such notice. This Agreement shall otherwise terminate upon such termination of employment and the Executive shall have no further rights or obligations hereunder except for the surviving provisions of this Agreement as described at Section 7.15.

4.5 Termination of Employment by the Executive without Good Reason. The Executive may terminate the Executive’s employment with the Company at any time without Good Reason. If the Executive terminates his employment without the occurrence of any of the events constituting “Good Reason” and the termination is not due to the Executive’s death or disability, then the termination by the Executive is without Good Reason. If the Executive terminates the Executive’s employment with the Company without Good Reason, the Executive shall have no right to receive any compensation or benefit hereunder on and after the effective date of the termination of employment, except that the Executive shall be entitled to receive the Executive’s Annual Salary, and other benefits that are earned and accrued under this Agreement or under applicable Company benefit plans prior to the date of termination and reimbursement under this Agreement for expenses incurred prior to the date of termination. This Agreement shall otherwise terminate upon such termination of employment and the Executive shall have no further rights or obligations hereunder except for the surviving provisions of this Agreement as described at Section 7.15.

4.6 Termination upon Company Non-Renewal of Agreement. If the Company provides notice of Non-Renewal in accordance with the provisions of Section 1 and Section 7.6 hereof and the Executive resigns within ninety (90) days after receipt of the notice of Non-Renewal, the applicable Severance Package provisions of Section 5 shall apply. This Agreement shall otherwise terminate upon the termination of the Executive’s employment, and the Executive shall have no further rights or obligations hereunder except for the surviving provisions of this Agreement as described at Section 7.15.

5. Severance Package for Certain Terminations of Employment. The Executive shall be entitled to certain rights and shall be bound by certain obligations as described in this Section 5 (the “Severance Package”) if the Executive’s employment terminates under any of the following conditions: (x) if the Executive resigns within ninety (90) days following receipt of a Non-Renewal by the Company; (y) if the Company terminates the Executive’s employment without Cause, or (z) if the Executive terminates the Executive’s employment for Good Reason. For purposes of this Agreement, the “Severance Package” shall consist of all of the following rights and obligations:

(a) The Executive shall be entitled to receive the Executive’s Annual Salary, and other benefits that are earned and accrued under this Agreement and under applicable Company benefit plans prior to the date of termination, any Earned and Accrued Bonus, and reimbursement under this Agreement for expenses incurred prior to the date of termination;

(b) If the Executive signs the general release of claims in favor of the Company in the form set forth in Attachment “A” and the general release becomes irrevocably effective not later than forty-five (45) days after the date of the termination event, the Executive shall also be entitled to all of the following:

(i) a cash payment equal to one (1) times the sum of the Executive’s Annual Salary (as in effect on the effective date of such termination excluding any reduction not permitted by this Agreement), plus the greater of (A) the Annual Bonus compensation most recently earned by the Executive for a full year, whether paid or unpaid, and (B) the average Annual Bonus (with any partial years annualized) actually paid for the last three fiscal years (“Average Annual Bonus”), payable in equal installments over the period that corresponds to the period during which the covenants provided in Section 6.2 hereof are to be applicable in accordance with the Company’s usual and customary salary payroll practices. If, at the time of a termination to which this sub-subparagraph b(i) applies, at least three full fiscal years have not occurred, then to the extent necessary to calculate the Average Annual Bonus for the last three years as set forth above, the initial Target Level shall be used for the missing years). If the Executive resigns within ninety (90) days following receipt of notice of Non-Renewal by the Company, such payments shall equal one (1) times the sum of (AA) the Executive’s Annual Salary (as in effect on the effective date of such termination excluding any reduction not permitted by this Agreement) plus (BB) the Executive’s Average Annual Bonus compensation, which together shall be payable in equal installments over a twelve (12) month period in accordance with the Company’s usual and customary salary payroll practices (and made payable to the Executive’s estate in the event that the Executive dies prior to the expiration of such period). Notwithstanding the foregoing, if the Executive is a “specified employee” within the meaning of Section 409A of the Tax Code, any payments of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)), shall not commence until the first day of the seventh month beginning after the date of the Executive’s “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)) to avoid the imposition of the additional 20% tax under Section 409A of the Tax Code (and in the case of installment payments, the first payment shall include all installment payments required by this subsection that otherwise would have been made during such period); and

(ii) for a period of up to 18 months after such termination or the expiration of the period in which COBRA coverage must be provided, whichever is less, the Executive shall have the right to continue to participate (together with his dependents) in the Company’s group medical and dental plans to the extent permitted under COBRA, and the premium for such coverage shall be reimbursed on a monthly basis; provided, however, that the Company shall not be required to reimburse such premiums after such time as the Executive becomes entitled to participate in the health benefits program of another employer or recipient of the Executive’s services; and provided, further, that nothing in this clause (b)(ii) shall restrict the ability of the Company to generally amend or terminate the Company’s group medical and dental plans from time to time in its sole discretion; and

(iii) all of the Equity Compensation awarded to the Executive, to the extent not vested or to the extent subject to forfeiture restrictions as of the date of the termination of the Executive’s employment, shall immediately be deemed vested and any forfeiture restrictions shall immediately lapse (treating the performance criteria for the year of termination as fully satisfied), and any outstanding options to acquire shares of Company stock shall immediately be vested and shall be, as determined in the discretion of the Board, either (A) exercisable by the Executive or, in the case of the Executive’s death, by the beneficiaries of Executive’s estate, for one (1) year following the termination (or, if shorter, the balance of the regular term of the options), or (B) cashed out or cancelled, as if in accordance with a Change in Control event, pursuant to the terms set forth in Section 15.03 of the 2012 Equity Incentive Plan as in effect on the Effective Date hereof.

Unless a later payment date is required under Code section 409A (as described above or pursuant to Section 7.20 of this Agreement), payments due under the Severance Package shall be paid to the Executive (or installment payments shall commence) on the fiftieth (50th) day following the date of the termination event. This Agreement shall otherwise terminate upon such termination of employment and the Executive shall have no further rights hereunder except for surviving provisions of this Agreement as provided in Section 7.15.

6. Covenants of the Executive.

6.1 General Covenants of the Executive. The Executive acknowledges that (a) the principal business of the Company is the acquisition, rental and management of single-family residential properties (such business, and any and all other businesses that after the date hereof, and from time to time during the Term, become material with respect to the Company’s then-overall business, herein being collectively referred to as the “Business”) (for purposes of this Agreement, “Single-family Residential REIT” shall mean a company that invests in primarily single-family residential properties and that is qualified as a real estate investment trust for purposes of federal income taxation); (b) the Company knows of a limited number of persons who have developed the Business; (c) the Business is, in part, national in scope; (d) the Executive’s work for the Company and its subsidiaries has given and will continue to give the Executive access to the confidential affairs and proprietary information of the Company and to “trade secrets,” (as defined under the laws of the State of Arizona) of the Company and its subsidiaries; (e) the covenants and agreements of the Executive contained in this Section 6.1 are essential to the business and goodwill of the Company; and (f) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 6.1.

6.2 Covenant Against Competition. The covenant against competition herein described shall apply as follows:

(a) during the Term;

(b) for a period of one (1) year following a termination of the Executive’s employment by the Company under any of the conditions set forth in clauses (x), (y) or (z) of Section 5 of this Agreement;

(c) for a period of one-hundred eighty (180) days following a termination of the Executive’s employment by the Company for Cause or by the Executive without Good Reason; provided, however, that the Company shall have the option to extend the period for up to an additional one-hundred eighty (180) days if the Company pays the Executive his or her Annual Salary and a pro rated portion of his or her Annual Bonus at the then applicable Target Level as in effect on the date of termination during such extended period; and

(d) as to Section 6.2(bb) and (dd), at any time during and after the Executive’s employment with the Company and its subsidiaries (and the predecessors of either).

During the time periods for described hereinabove, the Executive covenants as follows:

(aa) The Executive shall not, directly or indirectly, own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity, engage or participate in any Single-family Residential REIT or other financial investment business which owns single-family residential properties as its primary business and that has assets in excess of Two Hundred Million and No/00 Dollars ($200,000,000), if such business is in competition in any manner whatsoever with the Business of the Company in any state or country or other jurisdiction in which the Company conducts its Business as of the date of termination; provided, however, that, notwithstanding the foregoing, (i) the Executive may own or participate in the ownership of any entity which he owned or managed or participated in the ownership or management of prior to the Effective Date which ownership, management or participation has been disclosed to the Company; and (ii) the Executive may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (A) such securities are traded on any national securities exchange or the National Association of Securities Dealers Automated Quotation System or equivalent non-U.S. securities exchange, (B) the Executive is not a controlling person of, or a member of a group which controls, such entity and (C) the Executive does not, directly or indirectly, own one percent (1%) or more of any class of securities of such entity.

(bb) Except in connection with the business and affairs of the Company and its affiliates: the Executive shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, all confidential matters relating to the Business and the business of any of its affiliates and to the Company and any of its affiliates, learned by the Executive heretofore or hereafter directly or indirectly from the Company or any of its subsidiaries (or any predecessor of either) (the “Confidential Company Information”), including, without limitation, information with respect to the Business and any aspect thereof, profit or loss figures, and the Company’s or its affiliates’ (or any of their predecessors) properties, and shall not disclose such Confidential Company information to anyone outside of the Company except with the Company’s express written consent and except for Confidential Company Information which (i) at the time of receipt or thereafter becomes publicly known through no wrongful act of the Executive; (ii) is clearly obtainable in the public domain; (iii) was not acquired by the Executive in connection with the Executive’s employment or affiliation with the Company; (iv) was not acquired by the Executive from the Company or its representatives or from a third-party who has an agreement with the Company not to disclose such information; (v) was legally in the possession of or developed by the Executive prior to the Effective Date; or (vi) is required to be disclosed by rule of law or by order of a court or governmental body or agency. For purposes of this Agreement, “affiliate” means, with respect to the Company, any person, partnership, corporation or other entity that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act of 1933, as now in effect or as hereafter amended.

(cc) The Executive shall not, without the Company’s prior written consent, directly or indirectly, (i) knowingly solicit or knowingly encourage to leave the employment or other service of the Company or any of its affiliates, any employee employed by the Company at the time of the termination thereof or knowingly hire (on behalf of the Executive or any other person or entity) any employee employed by the Company at the time of the termination who has left the employment or other service of the Company or any of its affiliates (or any predecessor of either) within one (1) year of the termination of such employee’s or independent contractor’s employment or other service with the Company and its affiliates; or (ii) whether for the Executive’s own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the Company’s or any of its affiliates, relationship with, or endeavor to entice away from the Company or any of its affiliates, any person who during the Executive’s employment with the Company is or was a customer or client of the Company or any of its affiliates (or any predecessor of either). Notwithstanding the above, nothing shall prevent the Executive from soliciting loans, investment capital, or the provision of management services from third parties engaged in the Business if the activities of the Executive facilitated thereby do not otherwise adversely interfere with the operations of the Business.

(dd) All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof) made, produced or compiled by the Executive or made available to the Executive during the Term concerning the Business of the Company and its affiliates shall be the Company’s property and shall be delivered to the Company at any time on request. Notwithstanding the above, the Executive’s contacts and contact data base shall not be the Company’s property. Notwithstanding the above, software, methods and material developed by the Executive prior to the Term of the Agreement shall not be the Company’s property.

6.3 Rights and Remedies upon Breach. The Executive acknowledges and agrees that any breach by him of any of the provisions of Sections 6.1 or 6.2 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Company and its affiliates shall have the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants. This right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages). The existence of any claim or cause of action by the Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants. The Company has the right to cease making the payments provided as part of the Severance Package in the event of a material breach of any of the Restrictive Covenants that, if capable of cure and not willful, is not cured within thirty (30) days after receipt of notice thereof from the Company.

7. Other Provisions.

7.1 Severability. The Executive acknowledges and agrees that the Executive has had an opportunity to seek advice of counsel in connection with this Agreement and that the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

7.2 Duration and Scope of Covenants. If any court or other decision maker of competent jurisdiction determines that any of the Executive’s covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, are unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

7.3 Enforceability of Restrictive Covenants; Jurisdictions. The Company and the Executive intend to and hereby consent to jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of breadth of scope or otherwise it is the intention of the Company and the Executive that such determination not bar or in any way affect the Company’s right, or the right of any of its affiliates, to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction’s being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata.

7.4 Arbitration. Except with respect to any claims or disputes arising from or relating to the Restrictive Covenants or arising after a Change in Control, any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration, to be held in Phoenix, Arizona in accordance with the Commercial Arbitration Rules, as amended from time to time, of the American Arbitration Association (the “AAA”). The Company and the Executive will each select an arbitrator, and a third arbitrator will be selected jointly by the arbitrators selected by the Company and the Executive within 15 days after demand for arbitration is made by a Party. If the arbitrators selected by the Company and the Executive are unable to agree on a third arbitrator within that period, then either the Company or the Executive may request that the

AAA select the third arbitrator. The arbitrators will possess substantive legal experience in the principle issues in dispute and will be independent of the Company and the Executive. To the extent permitted by applicable law and not prohibited by the Company’s certificate of incorporation and bylaws, the Company will pay all expenses (including the reasonable expenses of the Executive, including his reasonable legal fees, if the Executive is the prevailing party in such arbitration) incurred in connection with arbitration and the fees and expenses of the arbitrators and will advance such expenses from time to time as required. Except as may otherwise be agreed in writing by the parties or as ordered by the arbitrators upon substantial justification shown, the hearing for the dispute will be held within 60 days of submission of the dispute to arbitration. The arbitrators will render their final award within 30 days following conclusion of the hearing and any required post-hearing briefing or other proceedings ordered by the arbitrators. The arbitrators will state the factual and legal basis for the award. The decision of the arbitrators will be final and binding and not subject to judicial review and final judgment may be entered upon such an award in any court of competent jurisdiction, but entry of such judgment will not be required to make such award effective.

7.5 Attorneys’ Fees. If litigation after a Change in Control shall be brought to enforce or interpret any provision contained herein, the Company, to the extent permitted by applicable law and not prohibited by the Company’s certificate of incorporation and bylaws, shall indemnify the Executive for the Executive’s reasonable attorneys’ fees and disbursements incurred in such litigation if the Executive is the prevailing party in such litigation.

7.6 Notices. Any notice, consent or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice, consent or other communication shall be deemed given when so delivered personally, delivered by overnight courier, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails as follows:

(a)	If to the Company, to:

American Residential Properties, Inc.
7033 E Greenway Parkway Suite 210
Scottsdale, AZ 85254
Attention: Stephen G. Schmitz, CEO
Fax: 480.264.2943 | Cell 480.266.9590
Email: steve.schmitz@americanresidentialproperties.com

with copies, in the case of notice, to:

Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, Virginia 23219
Attention: Daniel M. LeBey, Esq.
Fax: (804) 788-8218
Email: dlebey@hunton.com

(b)	If to the Executive, to:

Mr. Shant Koumriqian

Fax:
Email:

with a copy in either case to:

Roy Z. Silva
Theodora Oringher PC
535 Anton Blvd., Ninth Floor
Costa Mesa, CA 92626
Fax: (714) 549-6201
Email: rsilva@tocounsel.com

Any such person may by notice given in accordance with this Section to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

7.7 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with the Company or its subsidiaries (or any predecessor of either).

7.8 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

7.9 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED EXCLUSIVELY IN ACCORDANCE WITH THE LAWS OF THE STATE OF ARIZONA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Subject to the parties’ obligations under Section 7.4, the Executive and the Company each hereby expressly consents to the exclusive venue and jurisdiction of the state and federal courts located in Phoenix, Arizona, for any lawsuit arising from or relating to this Agreement.

7.10 Assignment. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties; provided, however, that except as herein expressly provided, this Agreement shall not be assignable either by the Company (except to an affiliate of the Company, in which event the Company shall remain liable if the affiliate fails to meet any of the Company’s obligations hereunder, including without limitation to provide the employment opportunities offered hereby and to make payments or provide benefits or otherwise) or by the Executive. In the event that the Executive consents to the assignment of this Agreement to a successor in interest of the Company upon a Change in Control, such consent shall not be deemed to waive or diminish the Executive’s rights under Section 3.8.

7.11 Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of withholding required by law. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the vesting in or delivery of any Equity Compensation, the Company shall have the right to require such payments from the Executive or withhold such amounts from other payments due to the Executive from the Company or any affiliate, or to withhold such Equity Compensation that would otherwise have been issued to the Executive. The Executive shall have the right to recommend the manner in which such payments shall be made or withheld. No other taxes, fees, impositions, duties or other charges or offsets of any kind shall be deducted or withheld from amounts payable hereunder, unless otherwise required by law.

7.12 No Duty to Mitigate. The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments hereunder be subject to offset in the event the Executive does mitigate.

7.13 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

7.14 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

7.15 Survival. The rights and obligations of the parties under this Agreement, which by their nature would continue beyond the termination or expiration of this Agreement, shall survive the termination or expiration of this Agreement. The Company’s obligations hereunder shall not be terminated by reason of any liquidation, dissolution, bankruptcy, cessation of business, or similar event relating to the Company. This Agreement shall not be terminated by any merger or consolidation or other reorganization of the Company. In the event any such merger, consolidation or reorganization shall be accomplished by transfer of stock or by transfer of assets or otherwise, the provisions of this Agreement shall be binding upon and inure to the benefit of the surviving or resulting corporation or person.

7.16 Existing Agreements. Executive represents to the Company that the Executive is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit the Executive from executing this Agreement or limit the Executive’s ability to fulfill the Executive’s responsibilities hereunder.

7.17 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

7.18 Parachute Provisions. If any amount payable to, or other benefit receivable by the Executive pursuant to this Agreement (taking into account payments and benefits under other agreements, plans and agreements) is deemed to constitute a “parachute payment” as defined in Section 280G of the Tax Code, then such payment or benefit shall be reduced in accordance with, and to the extent required by, the provisions of the 2012 Equity Incentive Plan.

7.19 Indemnification; Directors and Officer’s Insurance. The Executive shall be entitled to indemnification in all instances in which the Executive is acting within the scope of his authority to the fullest extent permitted by applicable law and not prohibited by the Company’s charter and bylaws, from and against any damages or liabilities, including reasonable attorney’s fees; provided, however, that the Executive shall not be entitled to indemnification for damages or liabilities which result from or arise out of the Executive’s willful misconduct or gross negligence. During the Term, the Company will maintain directors’ and officers’ liability insurance in a coverage amount of not less than Ten Million and No/00 Dollars ($10,000,000).

7.20 409A. This Agreement and the amounts payable and other benefits hereunder are intended to comply with, or otherwise be exempt from, Section 409A of the Tax Code. This Agreement shall be administered, interpreted and construed in a manner consistent with Section 409A. If any provision of this Agreement is found not to comply with, or otherwise not to be exempt from, the provisions of Section 409A, it shall be modified and given effect, in the sole discretion of the Board or Compensation Committee thereof and without requiring the Executive’s consent, in such manner as the Board or Compensation Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A. Each payment under this Agreement shall be treated as a separate identified payment for purposes of Section 409A. The preceding provisions shall not constitute or be construed as a guarantee, representation or warranty by the Company of any particular favorable tax effect or result to the Executive of the payments and other benefits under this Agreement.

With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (a) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Tax Code; (b) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

If a payment obligation under this Agreement arises on account of the Executive’s termination of employment and if such payment is subject to Section 409A, the payment shall be paid only in connection with the Executive’s “separation from service” (as defined in Treas. Reg. Section 1.409A-1(h)). If a payment obligation under this Agreement arises on account of the Executive’s “separation from service” (as defined under Treas. Reg. Section 1.409A-1(h)) while the Executive is a “specified employee” (as defined under Treas. Reg. Section 1.409A-1(h)), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six months after such separation from service shall accrue without interest and shall be paid on the first day of the seventh month beginning after the date of the Executive’s separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of the Executive’s estate following his death.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have signed their names to this Employment Agreement as of the day and year set forth below.

COMPANY:

AMERICAN RESIDENTIAL PROPERTIES, INC., a Maryland corporation:

Date: April 19, 2013	By:	/s/ Stephen G. Schmitz
	Name:	Stephen G. Schmitz
	Title:	Chief Executive Officer

EXECUTIVE:

SHANT KOUMRIQIAN

Date: April 19, 2013	/s/ Shant Koumriqian
Signature

ATTACHMENT “A”

to

AMERICAN RESIDENTIAL PROPERTIES, INC.

EMPLOYMENT AGREEMENT

Shant Koumriqian

General Release of Claims

Consistent with Section 5 of the Employment Agreement dated April 19, 2013, effective as of October 15, 2012, between AMERICAN RESIDENTIAL PROPERTIES, INC. (the “Company”) and me (the “Employment Agreement”) and in consideration for and contingent upon my receipt of the Severance Package set forth in Sections 5(b) of the Employment Agreement, I, for myself, my attorneys, heirs, executors, administrators, successors, and assigns, do hereby fully and forever release and discharge the Company and its affiliated entities (as defined in the Employment Agreement), as well as their predecessors, successors, assigns, and their current or former directors, officers, partners, agents, employees, attorneys, and administrators from all suits, causes of action, and/or claims, demands or entitlements of any nature whatsoever, whether known, unknown, or unforeseen, which I have or may have against any of them arising out of or in connection with my employment by the Company, the Employment Agreement, the termination of my employment with the Company, or any event, transaction, or matter occurring or existing on or before the date of my signing of this General Release, except that I am not releasing any (a) right to indemnification that I may otherwise have, (b) right to Annual Salary and benefits under applicable benefit plans that are earned and accrued but unpaid as of the date of my signing this General Release, (c) right to reimbursement for business expenses incurred and not reimbursed as of the date of my signing this General Release, (d) right to any bonus payment(s) or other compensation due under the Employment Agreement, the Bonus Plan, any Company Incentive Plan that is earned and accrued for the most recent completed calendar year for which a bonus payment has not then been paid as of the date of my signing this General Release, or (e) claims arising after the date of my signing this General Release. I agree not to file or otherwise institute any claim, demand or lawsuit seeking damages or other relief and not to otherwise assert any claims, demands or entitlements that are lawfully released herein. I further hereby irrevocably and unconditionally waive any and all rights to recover any relief or damages concerning the claims, demands or entitlements that are lawfully released herein. I represent and warrant that I have not previously filed or joined in any such claims, demands or entitlements against the Company or the other persons released herein and that I will indemnify and hold them harmless from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such claims, demands or lawsuits.

Except as otherwise expressly provided above, this General Release specifically includes, but is not limited to, all claims of breach of contract, employment discrimination (including any claims coming within the scope of Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, and any comparable Arizona law, all as amended, or any other applicable federal, state, or local law), claims under the Employee

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Retirement Income Security Act, as amended, claims under the Fair Labor Standards Act, as amended (or any other applicable federal, state or local statute relating to payment of wages), claims concerning recruitment, hiring, termination, salary rate, severance pay, stock options, wages or benefits due, sick leave, holiday pay, vacation pay, life insurance, group medical insurance, any other fringe benefits, worker’s compensation, termination, employment status, libel, slander, defamation, intentional or negligent misrepresentation and/or infliction of emotional distress, together with any and all tort, contract, or other claims which might have been asserted by me or on my behalf in any suit, charge of discrimination, or claim against the Company or the persons released herein.

I acknowledge that I have been given an opportunity of twenty-one (21) days to consider this General Release and that I have been encouraged by the Company to discuss fully the terms of this General Release with legal counsel of my own choosing. Moreover, for a period of seven (7) days following my execution of this General Release, I shall have the right to revoke the waiver of claims arising under the Age Discrimination in Employment Act, a federal statute that prohibits employers from discriminating against employees who are age 40 or over. If I elect to revoke this General Release within this seven-day period, I must inform the Company by delivering a written notice of revocation to the Company’s Director of Human Resources,                     , no later than 11:59 p.m. on the seventh calendar day after I sign this General Release. I understand that, if I elect to exercise this revocation right, this General Release shall be voided in its entirety and the Company shall be relieved of all obligations to make the portion of the Severance Package described in Section 5(b) of the Employment Agreement. I may, if I wish, elect to sign this General Release prior to the expiration of the 21-day consideration period, and I agree that if I elect to do so, my election is made freely and voluntarily and after having an opportunity to consult counsel.

AGREED:

[Form of Agreement Only - Do Not Execute]

Date

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